SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933


     DEFINITION, LTD.
(Exact name of registrant as specified in its charter)

         NEVADA
75-2293489
     (State or other jurisdiction of                              (I.R.S.
Employer
      incorporation or organization)
Identification No.)

                                       1334 South Killian, Unit 4, Lake Park,
Florida 33403
            (Address of Principal Executive Offices)                    (Zip
Code)

                                                          Consultant Services
Plan
 (Full title of the plan)

        Charles Kiefner Chief Executive Officer 1334 South Killian, Unit 4 Lake Park,Florida 33403 (Name and address of agent for service)


(407)834-8944
(Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]


CALCULATION OF REGISTRATION FEE

                                                                    Proposed
                               Proposed
maximum
Title of securities          Amount to be          maximum
offering                   aggregate offering        Amount of
 to be registered           registered                 price per
unit                   price                    registration fee
Common Stock        Shares                  $ 0.10
$300,000      $125.00





Computed Pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The fee is based upon the low closing and high public trading price (average of low and high) of the common stock in November, 1998.



PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant: ("Consultant"), consultants to Definition, Ltd., a Nevada corporation ("Company").

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference

The following documents are incorporated by reference to this Registration Statement and made a part hereof:

     (a)The Registrant's latest Annual Report on Form 10-K for the fiscal year ended December 31, 1997 , filed under Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act").

     (b)All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above.



All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.The Company is authorized to issue up to 100,000,000 shares of Common Stock, $.001 par value per share. The holders of Company Common Stock will be entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore a majority of the shares of outstanding Common Stock will be able to elect the entire Board of Directors of the Company and, if they do so, minority shareholders would not be able to elect any persons to the Board of Directors. The Company's bylaws provide that a majority in number of the issued and outstanding shares of the Company shall constitute a quorum for shareholder's meetings, except with respect to certain matters for which a greater percentage quorum is required by statue or the bylaws.

Shareholders of the Company will have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock will not be subject to redemption and will carry no subscription or conversation rights. In the event of liquidation of the Company, the shares of Common Stock will be entitles to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company intends to expand its business through reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares without action by the shareholders.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Company's Articles of Incorporation and By-Laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons.

Such provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors.

Nevada statues, as amended, authorizes the indemnification of officers and directors and certain others under certain circumstances.

The Articles of Incorporation also provide general Indemnification.

The corporation may indemnify any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer or another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding, civil or criminal, in which he is made a party by reason of being or having been such a director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty to the corporation. The foregoing shall not be construed as prohibiting in any way any broader indemnification which may apply.


The foregoing is a summary.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.


Item 7.  Exemption from Registration Claimed.

Inasmuch as the consultant who received shares of Common Stock of the Company is knowledgeable, sophisticated and had access to comprehensive information relevant to the company, such transaction was also undertaken in reliance on the exemption from registration provided by Section 4(2) of the Act. As a condition precedent to such grant, each consultant was required to express an investment intent.

Item 8.  Exhibits.

See - Exhibits and Exhibit Index herein.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement: and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the


     (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

     (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.



SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Park, State of Florida, on November 23, 1998.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Definition, Ltd.


_______________________________________
Charles Kiefner, Chief Executive Officer
(Principal Executive Officer)
and Director



_______________________________________
Elmer J. Jones
(Principal Financial Officer)
and Director


_______________________________________
William B. Turner
(Principal Financial Officer)
and Director

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Park, State of Florida, on November 23, 1998.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Definition, Ltd.


  /s/ Charles Kiefner
Charles Kiefner





/s/ Elmer J. Jones
Elmer J. Jones





/s/ William B. Turner
William B. Turner

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________


EXHIBITS

TO

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933


DEFINITION, LTD.

EXHIBIT INDEX


EXHIBIT NO.          DESCRIPTION           DOCUMENT               PAGE NO.
  4                    INSTRUMENTS DEFINING            (a) ARTICLES
OF                    INCORPORATED FROM
                    RIGHTS OF SECURITIES            INCORPORATION AND
COMMISSION FILE
                    HOLDERS                      AMENDMENTS

                                               (b) BYLAWS AND
                                               AMENDMENTS          SAME AS
ABOVE


 5                    OPINION RE:  LEGALITY             LETTER
E-2
                    (AND CONSENT)



 24                    CONSENTS OF EXPERTS            LETTERS
E-2 (AS TO LEGAL CONSENT)
                    AND COUNSEL                              E-4 (AS TO
ACCOUNTANT'S
                                                            CONSENT)
9A                    ADDITIONAL EXHIBITS           CONSULTANT SERVICES     E3
                                              PLAN






















E-1












EXHIBIT 5

OPINION RE:  LEGALITY
(AND CONSENT)





























E-2






RICHARD ROSSI, ATTORNEY P.A.
&ouml;#&aring;&aelig;&agrave;&AElig;&eacute;&AElig;&euml;&AElig;&Eacute;&A
Elig;VR#